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                                                              EXHIBIT 23.5

                    CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in the Proxy Statement/Prospectus constituting part of this registration statement of Cabletron Systems, Inc. ("Cabletron") on Amendment No. 1 to Form S-4 (File No. 333-46135 as filed on March 10, 1998) of our report, which includes an explanatory paragraph, dated February 19, 1998, on our audit of the Statement of Assets Sold and Statement of Revenue and Direct Operating Expenses (the "Statements") of the Network Products Business of Digital Equipment Corporation (the "Business"), which report is included in this Proxy Statement/Prospectus. The explanatory paragraph states that the Statements were prepared to present the assets sold by the Business to Cabletron and the revenue and direct operating expenses of the Business and are not intended to be a complete presentation of the Business' financial position or results of operations. We also consent to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus which is a part of this registration.

                                                        Coopers & Lybrand
                                                        L.L.P.

Boston, Massachusetts

March 10, 1998